Filed Pursuant to Rule 424(b)(5)
Registration No. 333-219927

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 18, 2017)

DCP Midstream, LP

Common Units

Representing Limited Partner Interests

Having an Aggregate Offering Price of Up to

$750,000,000

This prospectus supplement and the accompanying prospectus relate to the offer and sale from time to time of common units representing limited partner interests in DCP Midstream, LP, or common units, having an aggregate offering price of up to $750,000,000 through the sales agents named in this prospectus supplement. These sales, if any, will be made pursuant to the terms of an equity distribution agreement between us and the sales agents that has been filed with the Securities and Exchange Commission, or SEC, as an exhibit to a Current Report on Form 8-K.

Sales of the common units, if any, will be made by means of ordinary brokers’ transactions through the facilities of the New York Stock Exchange, or NYSE, any other national securities exchange or facility thereof, a trading facility of a national securities association or an alternate trading system, to or through a market maker or directly on or through an electronic communication network, in block transactions or as otherwise agreed upon by us and one or more of the sales agents. The sales agents are not required to sell any specific number or dollar amount of common units but will use their commercially reasonable efforts, as our agents and subject to the terms of the equity distribution agreement, to sell the common units offered, as instructed by us. The compensation of each of the sales agents for sales of the common units will be at a commission rate of up to 2.0% of the gross sales price per unit.

Under the terms of the equity distribution agreement, we also may sell common units to any sales agent as principal for its own account at a price agreed upon at the time of sale. If we sell common units to any such sales agent as principal, we will enter into a separate agreement with such sales agent setting forth the terms of such sale and, if required, we will describe such agreement in a separate prospectus supplement or pricing supplement.

Our common units are traded on the NYSE under the symbol “DCP”. The last reported sale price of our common units on the NYSE on August 17, 2018 was $43.41 per common unit.

Investing in our common units involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement and on page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Citigroup	BofA Merrill Lynch	Barclays	BB&T Capital Markets
BTIG	Jefferies	J.P. Morgan	Mizuho Securities USA
MUFG	RBC Capital Markets	SMBC	SunTrust Robinson Humphrey
TD Securities	Wells Fargo Securities

The date of this prospectus supplement is August 20, 2018

Neither we nor the sales agents have authorized anyone to provide you with any information or make any representations other than those contained or incorporated in this prospectus supplement and the accompanying base prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell our common units in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of such document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is this prospectus supplement, which describes the specific details regarding this offering, and the second part is the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement controls.

The information in this prospectus supplement is not complete. You should carefully read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, before you invest. These documents contain information you should consider before making your investment decision. None of DCP Midstream, LP, the sales agents or any of their respective representatives is making any representation to you regarding the legality of an investment in our common units by you under applicable laws. You should consult with your own advisors as to an investment in the common units.

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SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. You should carefully read this prospectus supplement, the accompanying prospectus, and the documents and information incorporated by reference into this prospectus supplement and the accompanying prospectus for a more complete understanding of our business and the terms of our common units, as well as the material tax and other considerations that are important to you in making your investment decision. You should pay special attention to “Risk Factors” beginning on page S-3 of this prospectus supplement, on page 5 of the accompanying prospectus, and included in our Annual Report on Form 10-K for the year ended December 31, 2017, as updated by information included in our subsequently filed periodic and current reports incorporated by reference herein, to understand the risks relating to an investment in us and to determine whether an investment in our common units is appropriate for you.

Throughout this prospectus supplement, when we use the terms “we,” “our” or “us” we are referring either to DCP Midstream, LP in its individual capacity or to DCP Midstream, LP and its operating subsidiaries collectively, as the context requires.

DCP Midstream, LP

We are a Delaware limited partnership formed in August 2005 by DCP Midstream, LLC to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. We are currently engaged in the business of gathering, compressing, treating, and processing natural gas, producing and fractionating NGLs, and recovering condensate; and transporting, trading, marketing, and storing natural gas and NGLs, fractionating NGLs, and wholesale propane logistics.

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. DCP Midstream GP, LLC is the general partner of our general partner, DCP Midstream GP, LP, and has sole responsibility for conducting our business and managing our operations.

Our executive offices are located at 370 17th Street, Suite 2500, Denver, Colorado 80202, and our telephone number is (303) 595-3331. Our common units are traded on the NYSE under the symbol “DCP”.

The Offering

Common Units Offered	Common units having an aggregate offering price of up to $750,000,000.

Use of Proceeds	We intend to use the net proceeds of this offering, after deducting the sales agents’ commissions and our offering expenses, for general partnership purposes, which may include, among other things, repaying or refinancing all or a portion of our indebtedness and funding working capital, capital expenditures or acquisitions. Please read “Use of Proceeds.”

Conflicts of Interest	Affiliates of certain of the sales agents are lenders under our revolving credit facility. To the extent we use proceeds from this offering to repay indebtedness under our revolving credit facility, such affiliates may receive a portion of the proceeds from this offering. Please read “Plan of Distribution” in this prospectus supplement for further information.

Risk Factors	Investing in our common units involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement and on page 5 of the accompanying prospectus for information regarding risks that you should consider before deciding to invest in our common units.

Exchange Listing	Our common units are traded on the NYSE under the symbol “DCP”.

Material U.S. Federal Income Tax Consequences	For a discussion of certain material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material U.S. Federal Income Tax Consequences” in this prospectus supplement and in the accompanying base prospectus.

RISK FACTORS

Before you invest in our common units, you should be aware that such an investment involves various risks, including those described in the accompanying prospectus and in the documents we have incorporated by reference herein. You should carefully consider the discussion of risk factors beginning on page 5 of the accompanying prospectus under the caption “Risk Factors” and in our periodic and other filings with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, particularly under the caption “Risk Factors” in our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are incorporated herein by reference. If any of the events that present risks were to occur, then our business, financial condition, results of operations and prospects could be materially adversely affected, the trading price of our common units could decline, and you could lose all or part of your investment.

USE OF PROCEEDS

We intend to use the net proceeds of this offering, after deducting the sales agents’ commissions and our offering expenses, for general partnership purposes, which may include, among other things, repaying or refinancing all or a portion of our indebtedness and funding working capital, capital expenditures or acquisitions.

Affiliates of certain of the sales agents are lenders under our revolving credit facility. To the extent we use proceeds from this offering to repay indebtedness under our revolving credit facility, such affiliates may receive a portion of the proceeds from this offering. Please read “Plan of Distribution” in this prospectus supplement for further information.

As of August 14, 2018, we had outstanding borrowings of approximately $125 million under our revolving credit facility. The revolving credit facility matures on December 6, 2022. Indebtedness under the revolving credit facility bears interest at either: (1) LIBOR, plus an applicable margin of 1.45% based on our current credit rating; or (2) (a) the base rate which shall be the higher of the prime rate, the Federal Funds rate plus 0.50% or the LIBOR Market Index rate plus 1%, plus (b) an applicable margin of 0.45% based on our current credit rating. The revolving credit facility incurs an annual facility fee based on our current credit rating. This fee is currently 0.30% and is paid on drawn and undrawn portions of the $1.4 billion revolving credit facility. We use loans under our revolving credit facility for working capital and other general partnership purposes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. This section adds information related to certain tax considerations with respect to our common units, and should be read in conjunction with the risk factors included under the caption “Tax Risks” in this prospectus supplement and with the discussion of the principal U.S. federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, under “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus, as updated and supplemented in this section and in “Tax Risks to Our Unitholders” in our Annual Report on Form 10-K for the year ended December 31, 2017, deemed to be incorporated herein by reference. The following discussion is limited as described herein and under the caption “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus. You are urged to consult with your own tax advisor about the U.S. federal, state, local and non-U.S. tax consequences particular to your circumstances.

Partnership Status

A partnership is not a taxable entity for U.S. federal income tax purposes and incurs no U.S. federal income tax liability, except as described in “—Administrative Matters—Information Returns and Audit Procedures”. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made to such partner by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to it is in excess of its adjusted basis in its partnership interest.

Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Qualifying income does not include rental income from leasing personal property. We estimate that, as of the date of this prospectus supplement, less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, tax counsel is of the opinion that, as of the date of this prospectus supplement, at least 90% of our current gross income constitutes qualifying income. The percentage of our income that is qualifying income can change from time to time.

A publicly traded partnership may not rely upon the Qualifying Income Exception if it is registered under the Investment Company Act of 1940, as amended, or the 1940 Act. If we are required to register under the 1940 Act, we will be taxed as a corporation even if we meet the Qualifying Income Exception. Based on an opinion of counsel regarding the 1940 Act and the factual representations made by us and our general partner, tax counsel is of the opinion that we may rely on the Qualifying Income Exception.

It is the opinion of tax counsel that, based upon the Code, applicable Treasury Regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our operating partnership will be disregarded as an entity separate from us for U.S. federal income tax purposes.

In rendering its opinion, tax counsel has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which tax counsel has relied include:

(a) Neither we nor our operating partnership has elected or will elect to be treated as a corporation;

(b) For each taxable year, more than 90% of our gross income has been and will be income that tax counsel has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(c) Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with crude oil, natural gas, or products thereof that are held or to be held by us in activities that tax counsel has opined or will opine result in qualifying income.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

Although we expect to conduct our business so as to meet the Qualifying Income Exception, if we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us except to the extent that our liabilities exceed the tax bases of our assets at that time. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

If we were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits, then as a nontaxable return of capital to the extent of the unitholder’s tax basis in its common units, and finally as taxable capital gain, after the unitholder’s tax basis in its common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

Additionally, the present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units, may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively. Moreover, any such modification could make it more difficult or impossible for us to meet the Qualifying Income Exception, affect or cause us to change our business activities, or affect the tax consequences of an investment in our common units. In January of 2017, the U.S. Treasury Department issued final regulations interpreting the scope of activities that generate qualifying income. We believe that the income we currently treat as qualifying income satisfies the requirements for qualifying income under the final regulations.

The discussion below is based on tax counsel’s opinion that we will be classified as a partnership for U.S. federal income tax purposes and our operating partnership will be disregarded as an entity separate from us.

Tax Consequences of Common Unit Ownership

Limitations on Deductibility of Losses. The deduction by a unitholder of its share of our losses will be limited: (i) to the tax basis in its common units; and (ii) in the case of an individual unitholder, estate, trust or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than the unitholder’s tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause the unitholder’s at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at-risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of its common units, excluding any portion of that basis attributable to its share of our non-recourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money a unitholder borrows to acquire or hold its common units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the common units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in its share of our non-recourse liabilities.

In addition to the tax basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investment in other publicly traded partnerships, or a unitholder’s salary or active business income. Subject to the limitation on the use of “excess business losses” described below, passive losses that are not deductible—because they exceed a unitholder’s share of income we generate—may be deducted in full when the unitholder disposes of its entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitations. A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

An additional loss limitation may apply to certain of our unitholders for taxable years beginning after December 31, 2017, and before January 1, 2026. A non-corporate unitholder will not be allowed to take a deduction for certain excess business losses in such taxable years. This excess business loss limitation will be applied to a non-corporate unitholder after the passive loss limitations and may limit such unitholders’ ability to utilize any losses we generate allocable to such unitholder that are not otherwise limited by the basis, at-risk and passive loss limitations, e.g., losses otherwise allowed on the complete disposition of its entire investment in us in a fully taxable transaction with an unrelated party. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000, or $500,000 for taxpayers filing a joint return. Any losses disallowed in a taxable year due to the excess business loss limitation may be used by the applicable unitholder in the following taxable year if certain conditions are met. Unitholders to which this excess business loss limitation applies will take their allocable share of our items of income, gain, loss and deduction into account in determining this limitation.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

In general, we are entitled to a deduction for interest paid or accrued on indebtedness properly allocable to our trade or business during our taxable year. However, our deduction for this “business interest” is limited to the sum of our business interest income and 30% of our “adjusted taxable income.” For the purposes of this limitation, our adjusted taxable income is computed without regard to any business interest or business interest income, without any deduction for depreciation, amortization or depletion (for taxable years beginning before January 1, 2022) and without any adjustments for taxes. This limitation is first applied at the partnership level and any deduction for business interest is taken into account in determining our non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of each of our unitholders is determined without regard to such unitholder’s distributive share of any of our items of income, gain, deduction or loss and is increased by such unitholder’s distributive share of our excess taxable income, which is generally equal to the unitholder’s share of our adjusted taxable income multiplied by a fraction, the numerator of which is the unused portion of 30% of our adjusted taxable income (i.e., 30% of our adjusted taxable income minus our net business interest expense) and the denominator of which is 30% of our adjusted taxable income.

To the extent our deduction for business interest is not limited, we will allocate the full amount of our deduction for business interest among our unitholders in accordance with their percentage interests in us. To the extent our deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with their percentage interest in us, but such amount of “excess business interest” will not be currently deductible. Subject to certain limitations and adjustments to a unitholder’s basis in its units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, after giving effect to our special allocation provisions, our items of income, gain, loss and deduction will be allocated among our unitholders (other than holders of Series A Preferred Units and Series B Preferred Units in respect of their Series A Preferred Units and Series B Preferred Units) in accordance with their percentage interest in us. If we have a net loss, after giving effect to our special allocation provisions, that loss will be allocated to our unitholders (other than holders of Series A Preferred Units and Series B Preferred Units in respect of their Series A Preferred Units and Series B Preferred Units) in accordance with their percentage interests in us to the extent of their positive capital accounts, as adjusted to take into account the partners’ shares of nonrecourse debt. Holders of Series A Preferred Units and Series B Preferred Units will only be allocated net loss in the event that the capital accounts of the common unitholders have been reduced to zero (taking into account certain adjustments). If Series A Preferred Units or Series B Preferred Units are allocated losses in any taxable period, net income and gross income from a subsequent taxable period, if any, would be allocated first to the Series A Preferred Units or Series B Preferred Units in a manner designed, to the extent possible, to provide their liquidation preferences.

Specified items of our income, gain, loss and deduction will be allocated in the manner provided under Section 704(c) of the Code to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering, and (ii) any difference between the tax basis and fair market value of any property contributed to us by our general partner and its affiliates that exists at the time of such contribution, together, referred to in this discussion as “Contributed Property”. These allocations are required to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity”. The effect of these allocations to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax basis of Contributed Property was equal to its fair market value at the time of the offering. In the event we issue additional units or engage in certain other transactions in the future, “reverse Section 704(c) allocation,” similar to the allocations under Section 704(c) described above, will be made to all partners, including purchasers of common units, to account for the difference, at the time of the future transaction, between the “book” value and the fair market value of all property held by us at such time. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c), as described above, will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of its interest in us, which will be determined by taking into account all of the facts and circumstances, including:

•	its relative contributions to us;

•	the interests of all of the partners in profits and losses;

•	the interest of all of the partners in cash flow; and

•	the rights of all of the partners to distributions of capital upon liquidation.

Tax counsel is of the opinion that allocations under the partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction, except as to the issues described in “—Tax Consequences of Common Unit Ownership—Section 754 Election,” “—Uniformity of Common Units” and “—Disposition of Common Units—Allocations Between Transferors and Transferees” in the accompanying base prospectus on which tax counsel is not opining.

Alternative Minimum Tax. Each unitholder will be required to take into account its distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers (except married individuals filing separate tax returns) is 26% on the first $191,500 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

Tax Rates. In general, as of the date of this prospectus supplement, the highest effective marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37.0% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. However, these rates are subject to change by new legislation at any time.

In addition, for taxable years beginning after December 31, 2017, and ending on or before December 31, 2025, a non-corporate unitholder is entitled to a deduction equal to 20% of its allocable share of our “qualified business income”, subject to certain limitations. For purposes of this deduction, a unitholder’s allocable share of our “qualified business income” is equal to the sum of:

•

the net amount of such unitholder’s allocable share of certain of our items of income, gain, deduction and loss to the extent such items are included or allowed in the determination of taxable income for the year, excluding, however, certain specified types of passive investment income (such as capital gains and dividends); and

•

any gain recognized by such unitholder on the disposition of its units to the extent such gain is attributable to certain Code Section 751 assets, including depreciation recapture and “inventory items” we own, and thus, is treated as ordinary income under Section 751 of the Code.

Prospective unitholders should consult their tax advisors regarding the application of this deduction.

Medicare Contribution Tax. Section 1411 of the Code imposes an additional tax of 3.8% upon certain net investment income earned by individuals, estates, or trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units (without taking into account the 20% deduction discussed above). In the case of individual unitholders, the additional tax only applies if such unitholder’s modified adjusted gross income exceeds certain threshold amounts. The modified gross income thresholds are $250,000 in the case of an individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in any other case. In the case of an individual, the amount of the tax is limited to 3.8% of the lesser of the individual’s net investment income or the amount by which the individual’s modified adjusted gross income exceeds the applicable threshold. In general, a unitholder that is a trust or estate may be subject to this additional tax if such trust’s or estate’s adjusted gross income exceeds the amount at which the highest tax bracket applicable to estates and trusts begins. In the case of estates and trusts, the amount of the tax is limited to 3.8% of the lesser of undistributed net investment income or the amount by which adjusted gross income exceeds the amount at which the highest tax bracket applicable to estates and trusts begins. Unitholders are urged to consult with their tax advisors as to the impact of this Medicare contribution tax on an investment in our common units.

Section 754 Election. In connection with reviewing the “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus, the following language in the second and third sentences of the section titled “Tax Consequences of Common Unit Ownership– Section 754 Election” should be disregarded: “unless there is a constructive termination of the partnership. Please read “—Disposition of Common Units—Constructive Termination”.”

Disposition of Common Units

In connection with reviewing the “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus, the following should be considered in connection with the section titled “Disposition of Common Units—Recognition of Gain or Loss.”

Gain or loss will be recognized on a sale of common units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the common units sold, which will be increased by such unitholder’s share of certain items related to business interest not yet deductible due to the limitations described above.

In connection with reviewing the “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus, the section titled “Disposition of Common Units—Constructive Termination” should be disregarded.

Tax-Exempt Organizations and Other Investors

Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations, and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income less certain allowable deductions allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it. Further, a tax-exempt organization must compute its unrelated business taxable income separately with respect to its investment in us regardless of any other trade or business in which such organization may be invested.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such permitted sources. We anticipate that all of our net income will be treated as derived from such permitted sources.

Non-resident aliens and non-U.S. corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of the ownership of common units. As a consequence, they will be required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate, from cash distributions made to non-U.S. unitholders. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or W-8BEN-E, or applicable substitute form, in order to obtain credit for these withholding taxes. We will also withhold tax on U.S. source income recognized by non-U.S. unitholders that is not effectively connected with our U.S. trade or business, unless non-U.S. unitholders qualify for certain treaty benefits or an exception provided in the Code. Certain exceptions may require non-U.S. unitholders to provide certain information to us and to the IRS. A change in applicable law may require us to change these procedures.

In addition, because a non-U.S. corporation that owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non-U.S. unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Gain on the sale or disposition of a common unit will be treated as effectively connected with a U.S. trade or business to the extent that a non-U.S. unitholder would recognize gain effectively connected with a U.S. trade or business upon the hypothetical sale of our assets at fair market value on the date of the sale or exchange of that common unit. Thus, part or all of a non-U.S. unitholder’s gain from the sale or other disposition of our common units would be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us and would be subject to U.S. federal income tax.

Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder (other than certain “qualified foreign pension funds” (or an entity all of the interests of which are held by such a qualified foreign pension fund), which generally are entities or arrangements that are established and regulated by non-U.S. law to provide retirement or other pension benefits to employees, do not have a single participant or beneficiary that is entitled to more than 5% of the assets or income of the entity or arrangement and are subject to certain preferential tax treatment under the laws of the applicable country) generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) the unitholder owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, we believe that more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, non-U.S. unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their common units.

Additionally, upon the sale, exchange or other disposition of a common unit by a non-U.S. unitholder, the transferee is generally required to withhold 10% of the amount realized on such sale, exchange or other disposition if any portion of the gain on such sale, exchange or other disposition would be treated as effectively connected with a U.S. trade or business. Because the “amount realized” includes a unitholder’s share of partnership liabilities, if any, 10% of the amount realized could exceed the total cash purchase price for the units. If the transferee fails to satisfy this withholding requirement, we will be required to deduct and withhold such amount (plus interest) from future distributions to the transferee. Due to our inability to match transferors and transferees of common units and other uncertainty surrounding the application of these withholding rules, the U.S. Department of the Treasury and the IRS have currently suspended these rules for transfers of certain publicly traded partnership interests, including transfers of our common units, until regulations or other guidance has been issued. It is unclear when such regulations or other guidance will be issued.

Administrative Matters

In connection with reviewing the “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus, the following should be considered in connection with the section titled “Administrative Matters—Information Returns and Audit Procedures.”

Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us unless we are able to elect to have our general partner and unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are, or were, a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, we expect to elect to have our general partner and unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, cash available for distribution to our unitholders might be substantially reduced. Please read “—Tax Consequences of Common Unit Ownership—Entity-Level Collections” in the accompanying base prospectus.

In connection with reviewing the “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus, the following should be considered in connection with the section titled “Administrative Matters—Nominee Reporting.”

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty is imposed by the Code for failure to report that information to us. For 2018, the penalty is $270 per failure, up to a maximum of $3,275,500 per calendar year. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, BTIG, LLC, Jefferies LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC, as sales agents, under which we may offer and sell common units having an aggregate offering price of up to $750,000,000 from time to time. We have filed the equity distribution agreement as an exhibit to a Current Report on Form 8-K, which has been incorporated by reference in this prospectus supplement. The sales, if any, of common units made under the equity distribution agreement will be made by means of ordinary brokers’ transactions through the facilities of the NYSE, any other national securities exchange or facility thereof, a trading facility of a national securities association or an alternate trading system, to or through a market maker or directly on or through an electronic communication network, in block transactions or as otherwise agreed between the sales agent and us. None of the sales agents will engage in any transactions that stabilize the price of our common units.

Under the terms of the equity distribution agreement, we also may sell common units to any sales agent as principal for its own account at a price agreed upon at the time of sale. If we sell common units to any sales agent as principal, we will enter into a separate agreement with the sales agent, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

We will designate the maximum amount of common units to be sold through the sales agents on a daily basis or otherwise as we and the sales agents agree and the minimum price per common unit at which such common units may be sold. Subject to the terms and conditions of the equity distribution agreement, the sales agents will use their commercially reasonable efforts to sell on our behalf all of the designated common units. We may instruct the sales agents not to sell any common units if the sales cannot be effected at or above the price designated by us in any such instruction. We or the sales agents may suspend the offering of common units at any time and from time to time by notifying the other party.

Each sales agent will provide to us written confirmation following the close of trading on the NYSE each day in which common units are sold by it as our agent under the equity distribution agreement. Each confirmation will include the number of common units sold on that day, the gross sales proceeds, the net proceeds to us (after regulatory transaction fees, if any, but before other expenses) and the compensation payable by us to the sales agents. We will report at least quarterly the number of common units sold through the sales agents under the equity distribution agreement, the net proceeds to us (before expenses) and the compensation paid by us to the sales agents in connection with the sales of the common units.

We will pay each sales agent a commission of up to 2.0% of the gross sales price per common unit sold through it as our agent under the equity distribution agreement. We have agreed to reimburse the sales agents for certain of their expenses.

Settlement for sales of common units will occur on the second business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

If we or any of the sales agents have reason to believe that our common units are no longer an “actively-traded security” as defined under Rule 101(c)(l) of Regulation M under the Exchange Act, that party will promptly notify the others and sales of common units pursuant to the equity distribution agreement or any terms agreement will be suspended until, in our collective judgment, Rule 101(c)(1) or another exemptive provision has been satisfied.

The offering of common units pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all common units subject to the equity distribution agreement or (2) the termination of the equity distribution agreement by us or by the sales agents.

In connection with the sale of the common units on our behalf, each of the sales agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and the compensation paid to the sales agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agents against certain liabilities, including civil liabilities under the Securities Act.

The sales agents and/or affiliates of each of the sales agents have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us and our affiliates, for which they have received and in the future will receive customary compensation and expense reimbursement.

Affiliates of certain of the sales agents are lenders under our revolving credit facility and, accordingly, may receive a portion of the proceeds of this offering. Because the Financial Industry Regulatory Authority, Inc., or FINRA, views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules.

LEGAL MATTERS

The validity of the common units offered hereby will be passed upon for us by Holland & Hart LLP, Denver, Colorado. Certain legal matters in connection with the common units offered hereby will be passed upon for the sales agents by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of DCP Midstream, LP and subsidiaries, incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of DCP Midstream, LP for the year ended December 31, 2017, and the effectiveness of DCP Midstream, LP’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of DCP Sand Hills Pipeline, LLC and subsidiary as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of DCP Midstream, LP for the year ended December 31, 2017, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Discovery Producer Services LLC appearing in DCP Midstream, LP’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We file annual, quarterly and other reports with and furnish other information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549-2521. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Information that we file later with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC. We incorporate by reference the documents listed below (excluding any information furnished under Items 2.02 or 7.01 or exhibits furnished under Item 9.01 on any Current Report on Form 8-K) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 or exhibits furnished under Item 9.01 on any Current Report on Form 8-K) after the date of this prospectus supplement and until the termination of this offering:

•	our Annual Report on Form 10-K (File No. 001-32678) for the year ended December 31, 2017, filed with the SEC on February 26, 2018;

•

our Quarterly Report on Form 10-Q (File No. 001-32678) for the quarter ended March 31, 2018, filed with the SEC on May 8, 2018, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 8, 2018;

•	our Current Reports on Form 8-K (File No. 001-32678) filed with the SEC on May 11, 2018, July 9, 2018, July 11, 2018, July 17, 2018, August 14, 2018 and August 20, 2018; and

•	the description of our common units contained in our registration statement on Form 8-A (File No. 001-32678) filed with the SEC on November 18, 2005.

You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC through the SEC’s website at the address provided above. You may request a copy of any document incorporated by reference into this prospectus supplement (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our website at http://www.dcpmidstream.com or by writing or calling us at the following address:

DCP Midstream, LP

370 17th Street, Suite 2500

Denver, Colorado 80202

Attention: Corporate Secretary

Telephone: (303) 595-3331

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any free writing prospectus we may authorize to be delivered to you. Neither we nor the sales agents have authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

The information contained on our website is not part of this prospectus supplement.

PROSPECTUS

$750,000,000

DCP MIDSTREAM, LP

Common Units Representing Limited Partner Interests

We may offer and sell up to $750,000,000 in aggregate offering price of common units representing limited partner interests in DCP Midstream, LP, from time to time in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings.

We will sell these common units directly to investors, or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods, on a continuous or delayed basis.

This prospectus describes the general terms that apply to the common units and the manner in which they may be offered. Each time we offer to sell common units pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in the common units. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements.

This prospectus may not be used to consummate sales of the common units unless it is accompanied by the applicable prospectus supplement.

Our common units are listed for trading on the New York Stock Exchange, or the NYSE, under the symbol “DCP”.

Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors described under “Risk Factors” beginning on page 5 of this prospectus, and contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein, before you make an investment in our common units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 18, 2017

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone else to provide you with different information or to make additional representations. We are not making an offer to sell or soliciting an offer to buy any securities other than the common units described in this prospectus and any prospectus supplement. We are not making an offer to sell or soliciting an offer to buy these common units in any state or jurisdiction where an offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you is accurate as of any date other than the date on the front cover of each of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, we may, over time, offer and sell, in one or more offerings, in any combination, a number and amount of the common units of DCP Midstream, LP with a maximum aggregate offering price of $750,000,000, as described in this prospectus. This prospectus generally describes us and the common units of DCP Midstream, LP.

Each time we sell common units with this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering. The prospectus supplement also may add to, update, or change the information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any information incorporated by reference in this prospectus, on the one hand, and the information contained in any applicable prospectus supplement or incorporated by reference therein, on the other hand, you should rely on the information in the applicable prospectus supplement or incorporated by reference in the prospectus supplement.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules, or regulations, we may instead include such information or add, update, or change the information contained in this prospectus by means of a post-effective amendment to the registration statement, of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules, or regulations.

Statements made in this prospectus, in any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement as to the contents of any contract or other document are not necessarily complete. In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part, or as an exhibit to the documents incorporated by reference. You may obtain copies of those documents as described in this prospectus under “Where You Can Find More Information”.

Neither the delivery of this prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you, is accurate as of any date other than the date on the front cover of each of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Throughout this prospectus, when we use the terms “we,” “us,” “our” or “DCP,” we are referring either to DCP Midstream, LP itself or to DCP Midstream, LP and its operating subsidiaries collectively, as the context requires. References in this prospectus to our “general partner” refer to DCP Midstream GP, LP and/or DCP Midstream GP, LLC, the general partner of DCP Midstream GP, LP, as the context requires.

ABOUT DCP MIDSTREAM, LP

We are a Delaware limited partnership formed in August 2005 by DCP Midstream, LLC to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. We are currently engaged in the business of gathering, compressing, treating, and processing natural gas, producing and fractionating NGLs, and recovering and selling condensate; and transporting, trading, marketing, and storing natural gas and NGLs, fractionating NGLs, and wholesale propane logistics.

Our operations are organized into two business segments: Gathering & Processing and Logistics & Marketing. For more information on our segments, see “Business—Our Operating Segments” in Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on May 25, 2017.

Partnership Structure and Management

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. We own our interests in our subsidiaries through our 100% ownership interest in our operating partnership, DCP Midstream Operating, LP. DCP Midstream GP, LLC is the general partner of our general partner, DCP Midstream GP, LP, and has sole responsibility for conducting our business and managing our operations.

Our principal executive office is located at 370 17th Street, Suite 2500, Denver, Colorado 80202. Our telephone number is 303-595-3331. Our common units are traded on the NYSE under the symbol “DCP”.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other information with the SEC. The public may read and copy these reports or other information that we file with the SEC at the SEC’s public reference room located at: 100 F Street NE, Washington, D.C. 20549-2521. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Unless specifically listed under “Incorporation by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

Our SEC filings can also be inspected and copied at the offices of the NYSE Euronext, 11 Wall Street, 5th Floor, New York, New York 10005. We will also provide to you, at no cost, a copy of any document incorporated by reference in this prospectus and the applicable prospectus supplement and any exhibits specifically incorporated by reference in those documents. You may request a copy of any document incorporated by reference into this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting DCP’s website at www.dcpmidstream.com, or by writing or calling us at the following address:

DCP Midstream, LP

370 17th Street, Suite 2500

Denver, Colorado 80202

Attention: Corporate Secretary

Telephone: 303-595-3331

We make available free of charge on or through our Internet website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not intended to be incorporated by reference in this prospectus, and you should not consider that information a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding in all cases any information furnished under Items 2.02 or 7.01 or exhibits furnished pursuant to Item 9.01 on any Current Report on Form 8-K) after (i) the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement and (ii) the date of this prospectus and until the termination of this offering:

•

Our Annual Report on Form 10-K (File No. 001-32678) for the year ended December 31, 2016, filed with the SEC on February 15, 2017, as superseded by certain information contained in our Current Report on Form 8-K filed with the SEC on May 25, 2017;

•

Our Quarterly Reports on Form 10-Q (File No. 001-32678) for the quarter ended March 31, 2017, filed with the SEC on May 10, 2017, and the quarter ended June 30, 2017, filed with the SEC on August 9, 2017;

•

Our Current Reports on Form 8-K and Form 8-K/A (File No. 001-32678) filed with the SEC on January 6, 2017, January 17, 2017, February 14, 2017, February 24, 2017, March 2, 2017, March 16, 2017, and May 25, 2017; and

•	The description of our common units contained in our registration statement on Form 8-A (File No. 001-32678) filed with the SEC on November 18, 2005.

These reports contain important information about us, our financial condition and our results of operations.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement, or any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus, any applicable prospectus supplement or any “free writing prospectus” is accurate as of any date other than the date on the front cover of each of those documents.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our common units, you should carefully consider the risk factors included in this prospectus and our most recent Annual Report on Form 10-K, as supplemented by our Quarterly Reports on Form 10-Q, that are incorporated herein by reference. You should also carefully consider any risk factors that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference herein or therein, in evaluating an investment in our common units.

If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders may be reduced or the trading price of our common units could decline and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus and the documents we incorporate by reference herein contain “forward-looking” statements. All statements that are not statements of historical facts, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “could,” “should,” “intend,” “assume,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “plan,” “forecast” and other similar words. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we incorporate by reference herein and therein.

These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Known risks and uncertainties include, but are not limited to, (i) the risks described in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference, (ii) the risks described in any of our Quarterly Reports on Form 10-Q, and (iii) the risks described herein and in any applicable prospectus supplement. Some of these risks are summarized below:

•

the extent of changes in commodity prices and the demand for our products and services, our ability to effectively limit a portion of the adverse impact of potential changes in commodity prices through derivative financial instruments, and the potential impact of price, and of producers’ access to capital on natural gas drilling, demand for our services, and the volume of NGLs and condensate extracted;

•	the demand for crude oil, residue gas and NGL products;

•

the level and success of drilling and quality of production volumes around our assets and our ability to connect supplies to our gathering and processing systems, as well as our residue gas and NGL infrastructure;

•	volatility in the price of our common units;

•	general economic, market and business conditions;

•	our ability to continue the safe and reliable operation of our assets;

•

our ability to construct and start up facilities on budget and in a timely fashion, which is partially dependent on obtaining required construction, environmental and other permits issued by federal, state and municipal governments, or agencies thereof, the availability of specialized contractors and laborers, and the price of and demand for materials;

•

our ability to access the debt and equity markets and the resulting cost of capital, which will depend on general market conditions, our financial and operating results, inflation rates, interest rates, our ability to comply with the covenants in our credit agreement and the indentures governing our notes, as well as our ability to maintain our credit ratings;

•	the creditworthiness of our customers and the counterparties to our transactions;

•	the amount of collateral we may be required to post from time to time in our transactions;

•	industry changes, including the impact of bankruptcies, consolidations, alternative energy sources, technological advances and changes in competition;

•	our ability to grow through organic growth projects, or acquisitions, and the successful integration and future performance of such assets;

•	our ability to hire, train, and retain qualified personnel and key management to execute our business strategy;

•

new, additions to, and changes in, laws and regulations, particularly with regard to taxes, safety and protection of the environment, including, but not limited to, climate change legislation, regulation of over-the-counter derivatives market and entities, and hydraulic fracturing regulations, or the increased regulation of our industry, and their impact on producers and customers served by our systems;

•

weather, weather-related conditions and other natural phenomena, including, but not limited to, their potential impact on demand for the commodities we sell and the operation of company-owned and third party-owned infrastructure;

•	security threats such as military campaigns, terrorist attacks, and cybersecurity breaches, against, or otherwise impacting, our facilities and systems;

•	our ability to obtain insurance on commercially reasonable terms, if at all, as well as the adequacy of insurance to cover our losses; and

•

the amount of natural gas we gather, compress, treat, process, transport, store and sell, or the NGLs we produce, fractionate, transport, store and sell, may be reduced if the pipelines and storage and fractionation facilities to which we deliver the natural gas or NGLs are capacity constrained and cannot, or will not, accept the natural gas or NGLs.

You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other forward-looking information. Before you invest, you should be aware that the occurrence of any of the events described in the “Risk Factors” section of this prospectus, of any prospectus supplement, and of the documents that are incorporated herein by reference could substantially harm our business, results of operations and financial condition. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds (after the payment of any offering expenses and underwriting discounts and commissions) from our sale of common units using this prospectus for general partnership purposes, which may include, among other things:

•	funding working capital, capital expenditures, and acquisitions; and

•	paying or refinancing all or a portion of our indebtedness outstanding at the time.

The actual application of proceeds from the sale of any particular offering of common units using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds. We may temporarily invest the net proceeds in short-term marketable securities until they are used for their stated purposes.

DESCRIPTION OF THE COMMON UNITS

The Units

We currently have outstanding common units, which are limited partner interests in us. The holders of our common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences in and to partnership distributions of holders of common units and holders of other partnership interests in us, please read this section and “Our Cash Distribution Policy and Restrictions on Distributions”. For a general discussion of the expected U.S. federal income tax consequences of owning and disposing of common units, please read “Material U.S. Federal Income Tax Consequences”.

Our outstanding common units are listed on the NYSE under the symbol “DCP”. Any additional common units we issue will also be listed on the NYSE.

Class B Units

Our general partner has the right, at a time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48%) for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. In connection with resetting these target distribution levels, our general partner will be entitled to receive a number of Class B units. The Class B units will be entitled to the same cash distributions per unit as our common units and will be convertible into an equal number of common units. The number of Class B units to be issued will be equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions to our general partner on the incentive distribution rights in the prior two quarters. For a more detailed description of our general partner’s right to reset the target distribution levels upon which the incentive distribution payments are based and the concurrent right of our general partner to receive Class B units in connection with this reset, please read “Our Cash Distribution Policy and Restrictions on Distributions—General Partner’s Right to Reset Incentive Distribution Levels”.

Number of Units

As of August 3, 2017, we had outstanding 143,302,328 common units.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require the approval of a majority of the common units and Class B units, if any, voting as a class.

In voting their common units or Class B units, if any, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement”.

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets”.

Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution”.

Continuation of our business upon dissolution	Unit majority. Please read “—Termination and Dissolution”.

Withdrawal of the general partner	No approval right. Please read “—Withdrawal or Removal of the General Partner”.

Removal of the general partner	Not less than 66 2⁄3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of the General Partner”.

Transfer of the general partner interest	No approval right. Please read “—Transfer of General Partner Units”.

Transfer of incentive distribution rights	No approval right. Please read “—Transfer of Incentive Distribution Rights”.

Transfer of ownership interests in our general partner	No approval required at any time. Please read “—Transfer of Ownership Interests in the General Partner”.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and that such limited partner otherwise acts in conformity with the provisions of the partnership agreement, such limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital such limited partner is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware

Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in multiple states and we may have subsidiaries that conduct business in additional states in the future. Maintenance of our limited liability as a limited partner of the operating partnership may require compliance with legal requirements in the jurisdictions in which the operating partnership conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our partnership interest in our operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units that we issue in the future will be entitled to share equally in our distributions of available cash with the then-existing holders of common units. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

Upon the issuance of additional partnership securities (other than the issuance of partnership securities issued in connection with a reset of the incentive distribution target levels relating to our general partner’s incentive distribution rights or the issuance of partnership securities upon conversion of outstanding partnership securities), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its proportionate general partner interest in us. Accordingly, our general partner’s interest in us will be reduced if we issue additional common units or other partnership securities in the future and our general partner does not contribute a proportionate amount of capital to maintain its percentage interest in us. As of August 3, 2017, our general partner’s general partner interest in us was approximately 2% and its limited partner interest in us was approximately 36%. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates. Further, our general partner may participate in future contributions to us and may receive common units or other partnership securities for such contributions. Other than the general partner’s right to maintain its percentage interest in us, the holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General. Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates), only if DCP obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under the Delaware Act. As of August 3, 2017, our general partner and its affiliates owned approximately 36.8% of the outstanding common units.

No Unitholder Approval. Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor the operating partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•

an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities, including any amendment that our general partner determines is necessary or appropriate in connection with:

•

the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of our general partner’s incentive distribution rights as described under “Our Cash Distribution Policy and Restrictions on Distributions—General Partner’s Right to Reset Incentive Distribution Levels;”

•	the implementation of the provisions relating to our general partner’s right to reset its incentive distribution rights in exchange for Class B units; and

•

any modification of the incentive distribution rights made in connection with the issuance of additional partnership securities or rights to acquire partnership securities, provided that, any such modifications and related issuance of partnership securities have received approval by a majority of the members of the conflicts committee of our general partner;

•	an amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

an amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•

are required to effect the intent expressed in our original registration statement on Form S-1 (File No. 333-128378), filed with the SEC on September 16, 2005, as amended or supplemented, or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval. Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described above. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, the partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued in connection with such merger or consolidation do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither our partnership, our operating partnership, nor any of our other subsidiaries, would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will act with all of the powers of our general partner that are necessary or appropriate to liquidate our assets and apply the proceeds of the liquidation as described in “Our Cash Distribution Policy and Restrictions on Distributions-Distributions of Cash Upon Liquidation”. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to our partners. The liquidator may distribute our assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Our general partner may withdraw as general partner without obtaining approval of any unitholder by giving 90 days’ written notice, provided that such withdrawal will not constitute a violation of our partnership agreement.

In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Units” and “—Transfer of Incentive Distribution Rights”.

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority, voting as a single class, may select a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Termination and Dissolution”.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of a unit majority. The ownership of more than 33 1⁄3% of the outstanding units by our general partner and its affiliates would give them the ability to prevent our general partner’s removal.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Units

Our general partner and its affiliates may at any time, transfer units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, DCP Midstream, LLC and its affiliates may sell or transfer all or part of their partnership interests in our general partner, or their membership interest in DCP Midstream GP, LLC, the general partner of our general partner, to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

Our general partner or any other holder of incentive distribution rights may transfer any or all of its incentive distribution rights without unitholder approval.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove DCP Midstream GP, LP as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights with respect to all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Other provisions in the partnership agreement relating to removal are described above under “—Withdrawal or Removal of the General Partner”.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have its limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The U.S. federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of its common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Common Units”.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of common units has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights may be issued in the future. Please read “—Issuance of Additional Securities”. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as our partnership agreement otherwise provides, common units will vote together with Class B units, if any, as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we, or any of our affiliates, are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we, or our affiliates, have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by such limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about its nationality, citizenship or related status. If a limited partner fails to furnish information about its nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, such limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. However, a non-citizen assignee does not have the right to direct the voting of its units and shall not receive distributions in-kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•	any other person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books must be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist it in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether it supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, and upon reasonable written demand stating the purpose of such demand and at such limited partner’s own expense, have furnished to it:

•	a current list of the name and last known address of each partner;

•	a copy of our federal, state and local income tax returns;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which each has been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information, the disclosure of which our general partner believes in good faith is not in our best interests, that could damage our or our affiliates’ businesses, or that we or our affiliates are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of DCP Midstream GP, LP as general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and a structuring fee.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•

gives the consents, approvals and waivers contained in our partnership agreement, such as the approval of all transactions and agreements that we entered into in connection with our formation and our initial public offering.

A transferee will automatically become a substituted limited partner of our partnership for the transferred common units upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records from time to time.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

General

Rationale for Our Cash Distribution Policy. Our cash distribution policy reflects a basic judgment that our unitholders will be better served by the distribution of our available cash after expenses and reserves rather than retaining it. We believe we will generally finance any non-maintenance capital investments from external financing sources and distribute all of our available cash to unitholders. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case were we subject to such a tax. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy. There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•

The board of directors of our general partner will have the authority to establish reserves for the proper conduct of our business (including for future capital expenditures or credit needs), to comply with applicable law and any of our agreements or obligations, and for future cash distributions to our unitholders, and the establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated distribution policy.

•

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions requiring us to make cash distributions contained therein, may be amended. Our partnership agreement can be amended with the approval of a majority of the outstanding common units and the Class B units issued upon the reset of incentive distribution rights, if any, voting as a single class (including common units held by affiliates of DCP Midstream, LLC).

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

•	Under Section 17-607 of the Delaware Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to increases in our general and administrative expense, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.

•

We have partial ownership interests in a number of joint ventures. The governing agreements for each of these joint ventures contain the requirements and restrictions on distributing cash from these joint ventures. We may be unable to control the timing and the amount of cash we will receive from the operation of these joint ventures and we could be required to contribute significant cash to fund our share of their operations, which could adversely affect our ability to make distributions.

Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital. As required by our partnership agreement, we expect that we will distribute all of our available cash to our unitholders. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. Therefore, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may impact the available cash that we have to distribute on each unit. There are no limitations in our partnership agreement or our credit facility that limit our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

Distributions of Available Cash

General. Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Definition of Available Cash. Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

•	less the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including future capital expenditures and credit needs);

•	comply with applicable law, any of our debt instruments or other agreements to which we or any of our subsidiaries are a party; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for such quarter.

Minimum Quarterly Distribution. The minimum quarterly distribution, as defined in our partnership agreement, is $0.35 per unit per quarter, or $1.40 per unit on an annualized basis. Our most recent quarterly distribution was $0.78 per unit, or $3.12 per unit on an annualized basis. There is no guarantee that we will maintain our current level of distribution or pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

General Partner Interest. As of August 3, 2017, the general partner was entitled to a percentage of all quarterly distributions equal to its general partner interest of approximately 2% and limited partner interest of approximately 36%. The general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner or limited partner interest. The general partner’s interest may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its current general partner or limited partner interest.

Incentive Distribution Rights. Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48% plus the general partner’s pro rata interest, of the cash we distribute from operating surplus (as defined below) in excess of $0.4025 per unit per quarter. The maximum distribution of 48% plus the general partner’s pro rata interest does not include any distributions that our general partner may receive on limited partner units that it owns. With respect to the fiscal years ending December 31, 2017, 2018 and 2019, distributions to holders of our incentive distribution rights may be reduced in certain circumstances by up to $100 million per fiscal year as necessary to target an annual distribution coverage ratio (as defined below in “—General Partner Interest and Incentive Distribution Rights”) of 1.0x. Please read “—General Partner Interest and Incentive Distribution Rights” for additional information.

Operating Surplus and Capital Surplus

General. All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating Surplus. Operating surplus consists of:

•

an amount equal to four times the amount needed for any one quarter for us to pay a distribution on all of our units (including the general partner units) and the incentive distribution rights at the same per unit amount as was distributed in the immediately preceding quarter; plus

•

all of our cash receipts since our initial public offering, excluding cash from borrowings, sales of equity and debt securities, sales or other dispositions of assets outside the ordinary course of business, the termination of interest rate swap agreements, capital contributions or corporate reorganizations or restructurings; less

•	all of our operating expenditures since our initial public offering, but excluding the repayment of borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserves established by our general partner to provide funds for future business needs.

Maintenance capital expenditures represent cash expenditures where we add on to or improve capital assets owned, or acquire or construct new capital assets if such expenditures are made to maintain, including over the long term, our operating capacity or revenues. Expansion capital expenditures represent cash expenditures for acquisitions or capital improvements (where we add on to or improve the capital assets owned, or acquire or construct new gathering lines, treating facilities, processing plants, fractionation facilities, pipelines, terminals, docks, truck racks, tankage and other storage, distribution or transportation facilities and related or similar midstream assets) in each case if such addition, improvement, acquisition or construction is made to increase our operating capacity or revenues.

Capital Surplus. Capital surplus consists of:

•	borrowings;

•	sales of our equity and debt securities;

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirement or replacement of assets;

•	the termination of interest rate swap agreements;

•	capital contributions; and

•	corporate reorganizations or restructurings.

Characterization of Cash Distributions. Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since our initial public offering equals the operating surplus as of the most recent date of determination of available cash. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes an amount equal to four times the amount needed for any one quarter for us to pay a distribution on all of our units (including the general partner units) and the incentive distribution rights at the same per-unit amount as was distributed in the immediately preceding quarter. This amount does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus for the foreseeable future.

Distributions of Available Cash from Operating Surplus

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter in the following manner:

•

first, to all unitholders and the general partner, in accordance with their pro rata interest, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

General Partner Interest and Incentive Distribution Rights

As of August 3, 2017, the general partner was entitled to a percentage of all quarterly distributions equal to its general partner interest of approximately 2% and limited partner interest of approximately 36%. The general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner or limited partner interest. The general partner’s interest will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its current general partner or limited partner interest. The incentive distribution rights held by our general partner entitle it to receive an increasing share of available cash as pre-defined distribution targets have been achieved. Our distribution to our general partner related to its incentive distribution rights is currently at the highest level. Our general partner’s incentive distribution rights will not be reduced if we issue additional units in the future and the general partner does not contribute a proportionate amount of capital to us to maintain its current general partner or limited partner interest.

If for any quarter we have distributed available cash from operating surplus to the general partner and the common unitholders so that each unitholder has received an amount equal to the minimum quarterly distribution (including any amounts necessary to eliminate any cumulated arrearages in payment of the minimum quarterly distribution), then our partnership agreement requires that we distribute any available cash from operating surplus with respect to any quarter among the unitholders and the general partner in the following manner:

•

first, to all unitholders and the general partner, in accordance with their pro rata interest, until each unitholder receives a total of $0.4025 per unit for that quarter (the “first target distribution”);

•

second, 13% to the general partner as the holder of the incentive distribution rights, plus the general partner’s pro rata interest, and the remainder to all unitholders pro rata, until each unitholder receives a total of $0.4375 per unit for that quarter (the “second target distribution”);

•

third, 23% to the general partner as the holder of the incentive distribution rights, plus the general partner’s pro rata interest, and the remainder to all unitholders pro rata until each unitholder receives a total of $0.525 per unit for that quarter (the “third target distribution”); and

•

thereafter, 48% to the general partner as the holder of the incentive distribution rights, plus the general partner’s pro rata interest, and the remainder to all unitholders in accordance with their pro rata interest.

Under our partnership agreement, in the event that distributable cash flow (as defined below) is less than distributions paid to our partners during the fiscal years ending December 31, 2017, 2018 and 2019, distributions to holders of our incentive distribution rights will be reduced (the “IDR giveback”) by up to $100 million per fiscal year as necessary to target an annual distribution coverage ratio of 1.0x. The annual distribution coverage ratio is the ratio of distributable cash flow for the fiscal year to total distributions paid during the fiscal year. The amount of the IDR giveback will be determined by our general partner on a quarterly basis; provided, that if no such amount is established by the general partner for such quarter, the IDR giveback shall be $20 million. Further, the IDR giveback will be subject to a year-end adjustment whereby the holders of the incentive distribution rights will be required to pay us cash of up to $100 million (less any IDR givebacks that may have been taken during the first three quarters of such fiscal year) to the extent that distributable cash flow is less than total distributions paid to our partners during such fiscal year.

Our “distributable cash flow” consists of the sum of:

•

the amount of distributable cash flow determined for such fiscal year by the general partner in accordance with the methodology used to determine our “Distributable Cash Flow” as set forth in our most recent public filing with the SEC, as of the relevant determination date, in which such measure has been included, plus

•

the interest expense for such fiscal year attributable to any capital project that commences construction or expansion on or after January 1, 2017, and the aggregate capital cost of which exceeds $10 million.

For purposes of determining the amount of interest expense to be added to distributable cash flow in any fiscal year, the interest expense shall be prorated such that it begins on the date that the indebtedness giving rise to such expense was incurred and ends on the date the related capital project is substantially complete and commercially operable, as determined by the general partner.

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued Class B units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period.

The number of Class B units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. Each Class B unit will be convertible into one common unit at the election of the holder of the Class B unit at any time following the first anniversary of the issuance of these Class B units.

Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•

first, to all unitholders and the general partner, in accordance with their pro rata interest, until each unitholder receives an amount equal to 115% of the reset minimum quarterly distribution for that quarter;

•

second, 13% to the general partner as the holder of the incentive distribution rights, plus the general partner’s pro rata interest, and the remainder to all unitholders pro rata until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for that quarter;

•

third, 23% to the general partner as the holder of the incentive distribution rights, plus the general partner’s pro rata interest, and the remainder to all unitholders pro rata until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for that quarter; and

•

thereafter, 48% to the general partner as the holder of the incentive distribution rights, plus the general partner’s pro rata interest, and the remainder to all unitholders in accordance with their pro rata interest.

The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and our general partner at various levels of cash distribution levels pursuant to the cash distribution provision of our partnership agreement as well as following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumptions that the general partner owns a 2% interest and the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.78.

	Quarterly Distribution per Unit Prior to Reset	Marginal Percentage Interest in Distributions		Quarterly Distribution per Unit Following Hypothetical Reset
		Unitholders	General Partner
Minimum Quarterly Distribution	$0.35	98%	2%	$0.78
First Target Distribution	up to $0.4025	98%	2%	up to $0.897 (1)
Second Target Distribution	above $0.4025 up to $0.4375	85%	15%	above $0.897 (1) up to $0.975 (2)
Third Target Distribution	above $0.4375 up to $0.525	75%	25%	above $0.975 (2) up to $1.170 (3)
Thereafter	above $0.525	50%	50%	above $1.170 (3)

(1)	This amount is 115% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 125% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 150% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner, including in respect of incentive distribution rights, or IDRs, based on an average of the amounts distributed for a quarter for the two quarters immediately prior to the reset. The table assumes that there are 143,302,328 common units and 2,924,536 general partner units, representing an approximate 2% general partner interest, outstanding, and that the average distribution to each common unit is $0.78 for the two quarters prior to the reset.

	Quarterly Distribution per Unit Prior to Reset	Common Unitholders Cash Distributions Prior to Reset	General Partner Cash Distributions Prior to Reset				Total Distribution
			Class B Units	2% General Partner Interest	IDRs	Total
Minimum Quarterly Distribution	$0.35	$50,155,815	$—	$1,023,588	$—	$1,023,588	$51,179,403
First Target Distribution	up to $0.4025	7,523,372	—	153,538	—	153,538	7,676,910
Second Target Distribution	above $0.4025 up to $0.4375	5,015,581	—	118,014	767,089	885,103	5,900,684
Third Target Distribution	above $0.4375 up to $0.525	12,538,954	—	334,372	3,845,279	4,179,651	16,718,605
Thereafter	above $0.525	36,542,094	—	1,461,684	35,080,410	$36,542,094	73,084,188

		$111,775,816	$—	$3,091,196	$39,692,778	$42,783,974	$154,559,790

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there are 143,302,328 common units, 50,888,177 Class B units, and 3,963,072 general partner units, representing an approximate 2.0% general partner interest, outstanding, and that the average distribution to each common unit is $ 0.78. The number of Class B units was calculated by dividing (x) the $39,692,778 received by the general partner in respect of its incentive distribution rights, or IDRs, as the average of the amounts received by the general partner in respect of its incentive distribution rights for the two quarters prior to the reset as shown in the table above by (y) the $0.78 of available cash from operating surplus distributed to each common unit as the average distributed per common unit for the two quarters prior to the reset.

	Quarterly Distribution per Unit After Reset	Common Unitholders Cash Distributions After Reset	General Partner Cash Distributions After Reset				Total Distribution
			Class B Units	2% General Partner Interest	IDRs	Total
Minimum Quarterly Distribution	$0.78	$111,775,816	$39,692,778	$3,091,196	$—	$42,783,974	$154,559,790
First Target Distribution	up to $0.897	—	—	—	—	—	—
Second Target Distribution	above $0.897 up to $0.975	—	—	—	—	—	—
Third Target Distribution	above $0.975 up to $1.170	—	—	—	—	—	—
Thereafter	above $1.170	—	—	—	—	—	—

		$111,775,816	$39,692,778	$3,091,196	$—	$42,783,974	$154,559,790

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner assumes a 2% general partner interest and assumes that our general partner has contributed any additional capital to maintain its 2% general partner interest and has not transferred its incentive distribution rights.

	Total Quarterly Distribution per Unit Target Amount	Marginal Percentage Interest in Distributions
		Unitholders	General Partner
Minimum Quarterly Distribution	$0.35	98%	2%
First Target Distribution	up to $0.4025	98%	2%
Second Target Distribution	above $0.4025 up to $0.4375	85%	15%
Third Target Distribution	above $0.4375 up to $0.525	75%	25%
Thereafter	above $0.525	50%	50%

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made. Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

•

first, to all unitholders and the general partner, in accordance with their pro rata interest, until we distribute with respect to each common unit an amount of available cash from capital surplus equal to the initial public offering price, as if the holder of a common unit held that common unit from the date of our initial public offering;

•

second, to the common unitholders and the general partner, in accordance with their pro rata interest, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price”. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in our initial public offering in an amount equal to the initial unit price, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels will be reduced to zero. Our partnership agreement specifies that we then make all future distributions from operating surplus, with 48% being paid to the general partner, plus the general partner’s pro rata interest, and the remainder being paid to all unitholders. This assumes the general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	target distribution levels; and

•	the unrecovered initial unit price.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. Our partnership agreement provides that we not make any similar adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter will be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General. If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.

Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in the partnership agreement. We will generally allocate any gain on liquidation to the partners in the following manner:

•	first, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•

second, to the common unitholders and the general partner, in accordance with their pro rata interest, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•

third, to the Class B unitholders and the general partner, in accordance with their pro rata interest, until the capital account for each Class B unit is equal to the sum of: (1) the unrecovered initial unit price;

and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•

fourth, to all unitholders and the general partner, in accordance with their pro rata interest, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders and the general partner, in accordance with their pro rata interest, for each quarter of our existence;

•

fifth, 13% to the general partner, plus the general partner’s pro rata interest, and the remainder to all unitholders pro rata, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 13% to the general partner, plus the general partner’s pro rata interest, and the remainder to all unitholders pro rata for each quarter of our existence;

•

sixth, 23% to the general partner, plus the general partner’s pro rata interest, and the remainder to all unitholders pro rata, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 23% to the general partner, plus the general partner’s pro rata interest, and the remainder to all unitholders pro rata for each quarter of our existence; and

•	thereafter, 48% to the general partner, plus the general partner’s pro rata interest, and the remainder to all unitholders in accordance with their pro rata interest.

If the liquidation occurs when there are no Class B units outstanding, the distributions described under the third bullet point above will not be made.

Manner of Adjustments for Losses. The manner of the adjustment for loss is set forth in the partnership agreement. We will generally allocate any loss on liquidation to the general partner and the unitholders in the following manner:

•

first, to the holders of common units in proportion to the positive balances in their capital accounts and the general partner, in accordance with their pro rata interest, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to the general partner.

Adjustments to Capital Accounts. Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States with respect to the acquisition, ownership and disposition of common units issued pursuant to this prospectus. Unless otherwise noted in the following section, this discussion is the opinion of Holland & Hart LLP, tax counsel to our general partner and us, only insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon representations made by us to tax counsel and current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations, current administrative rulings, and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities, subsequent to the date of this prospectus or retroactively applied, or inaccuracies in the representations upon which tax counsel relied, may cause the tax consequences to vary substantially from the consequences described below.

The following discussion does not address all U.S. federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, partnerships and entities treated as partnerships for U.S. federal income tax purposes, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States, or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt organizations, non-U.S. persons, individual retirement accounts, or IRAs, or other plans governed by section 401 of the Code, real estate investment trusts, or REITs, employee benefit plans or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction,” or other risk reduction transaction, persons who acquired their units by gift, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, this discussion only comments to a limited extent on state tax consequences and U.S. federal alternative minimum taxes, and does not comment on local or non-U.S. tax consequences or non-income U.S. federal taxes. Accordingly, we urge each prospective unitholder to consult, and depend on, its own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to such prospective unitholder of the acquisition, ownership, or disposition of the common units.

We will rely on opinions and advice of tax counsel regarding matters affecting us and prospective unitholders. Unlike a ruling from the U.S. Internal Revenue Service, or IRS, the opinion or advice of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne directly or indirectly by the unitholders and our general partner. Furthermore, our tax treatment, or the tax treatment of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of tax counsel and are based on the accuracy of the representations made by us. Tax counsel has not undertaken any obligation to update its opinion after the date of this filing.

For the reasons described below, tax counsel has not rendered an opinion with respect to the following specific U.S. federal income tax issues:

•	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Common Unit Ownership—Treatment of Short Sales”);

•

whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”);

•

whether assignees of common units who are entitled to execute and deliver transfer applications, but who fail to execute and deliver transfer applications, will be treated as our partners for tax purposes (please read “—Limited Partner Status”); and

•

whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Common Unit Ownership-Section 754 Election” and “—Uniformity of Common Units”).

In addition, tax counsel has not rendered an opinion with respect to the state, local or non-U.S. tax consequences of an investment in us (please read “—State, Local and Non-U.S. Tax Considerations”).

Partnership Status

A partnership is not a taxable entity for U.S. federal income tax purposes and incurs no U.S. federal income tax liability, except as described in “—Administrative Matters-Information Returns and Audit Procedures”. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made to such partner by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to it is in excess of its adjusted basis in its partnership interest.

Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing, and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Qualifying income does not include rental income from leasing personal property. We estimate that, as of the date of this prospectus, less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, tax counsel is of the opinion that, as of the date of this prospectus, at least 90% of our current gross income constitutes qualifying income. The percentage of our income that is qualifying income can change from time to time.

A publicly traded partnership may not rely upon the Qualifying Income Exception if it is registered under the Investment Company Act of 1940, as amended, or the 1940 Act. If we are required to register under the 1940 Act, we will be taxed as a corporation even if we meet the Qualifying Income Exception. Based on an opinion of counsel regarding the 1940 Act and the factual representations made by us and our general partner, tax counsel is of the opinion that we may rely on the Qualifying Income Exception.

It is the opinion of tax counsel that, based upon the Code, applicable Treasury Regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our operating partnership will be disregarded as an entity separate from us for U.S. federal income tax purposes.

In rendering its opinion, tax counsel has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which tax counsel has relied include:

(a)	Neither we nor our operating partnership has elected or will elect to be treated as a corporation;

(b)

For each taxable year, more than 90% of our gross income has been and will be income that tax counsel has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(c)

Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with crude oil, natural gas, or products thereof that are held or to be held by us in activities that tax counsel has opined or will opine result in qualifying income.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

Although we expect to conduct our business so as to meet the Qualifying Income Exception, if we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us except to the extent that our liabilities exceed the tax bases of our assets at that time. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

If we were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits, then as a nontaxable return of capital to the extent of the unitholder’s tax basis in its common units, and finally as taxable capital gain, after the unitholder’s tax basis in its common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

The discussion below is based on tax counsel’s opinion that we will be classified as a partnership for U.S. federal income tax purposes and our operating partnership will be disregarded as an entity separate from us.

Recent Administrative and Legislative Developments

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively. Moreover, any such modification could make it more difficult or impossible for us to meet the exception that allows publicly traded partnerships that generate qualifying income to be treated as partnerships (rather than corporations) for U.S. federal income tax purposes, affect or cause us to change our business activities, or affect the tax consequences of an investment in our common units. For example, from time to time, members of the U.S. Congress have considered substantive changes to the existing U.S. federal income tax laws that would affect the tax treatment of certain publicly traded partnerships. Further, on January 24, 2017, the U.S. Treasury Department and the IRS published in the Federal Register final regulations effective as of January 19, 2017, interpreting the scope of activities that generate qualifying income under Section 7704 of the Code. We believe that the income we currently treat as qualifying income satisfies the requirements for qualifying income under the final regulations. We are unable, however, to predict whether any current laws will be changed or any other proposals will ultimately be enacted. Any changes could negatively impact the value of an investment in our common units.

Limited Partner Status

Unitholders who have become our limited partners will be treated as partners of the partnership for U.S. federal income tax purposes. A unitholder becomes a limited partner when the transfer or issuance of common units to such person, or the admission of such person as a limited partner, is reflected in our books and records. Assignees who have executed and delivered transfer applications, and assignees who are awaiting admission as limited partners, will also be treated as partners of the partnership for U.S. federal income tax purposes. Where common units are held in street name or by a nominee, the person in whose name the common units are registered with us will be treated as the holder of such common units. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, tax counsel’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some U.S. federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose its status as a partner with respect to those common units for U.S. federal income tax purposes. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Short Sales”.

Items of our income, gain, loss or deductions are not reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding our common units. The references to “unitholders” in the following discussion are to persons who are treated as partners in the partnership for U.S. federal income tax purposes.

Tax Consequences of Common Unit Ownership

Flow-Through of Taxable Income. Subject to the discussion below under “—Entity-Level Collections” and “—Administrative Matters—Information Returns and Audit Procedures”, we will not pay any U.S. federal income tax. Instead, each unitholder will be required to report on its income tax return its share of our income, gains, losses and deductions without regard to whether we make cash distributions to such unitholder. Consequently, we may allocate income to a unitholder even if it has not received a cash distribution. Each unitholder will be required to include in income its allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Absent a termination of our partnership for U.S. federal tax purposes, our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes to the extent the distributions do not exceed the unitholder’s tax basis in its common units immediately before the distribution. Our cash distributions to a unitholder in excess of its tax basis in its common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “non-recourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses”.

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease its share of our non-recourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of its tax basis in its common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Code, and collectively, “Section 751 Assets”. To that extent, such unitholder will be treated as having been distributed its proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to it. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units. A unitholder’s initial tax basis for its common units will generally be the amount it paid for the common units plus its share of our non-recourse liabilities. That basis will be increased by its share of our income and by any increases in its share of our non-recourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in its share of our non-recourse liabilities and by its share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. Generally, a unitholder will have no share of our liabilities that are recourse to our general partner, but will have a share, generally based on its share of profits, of our other liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss”.

Limitations on Deductibility of Losses. The deduction by a unitholder of its share of our losses will be limited: (i) to the tax basis in its common units; and (ii) in the case of an individual unitholder, estate, trust, or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than the unitholder’s tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause the unitholder’s at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at-risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of its common units, excluding any portion of that basis attributable to its share of our non-recourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money a unitholder borrows to acquire or hold its common units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the common units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in its share of our non-recourse liabilities.

In addition to the tax basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investment in other publicly traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible-because they exceed a unitholder’s share of income we generate-may be deducted in full when the unitholder disposes of its entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitations. A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections. If we are required or elect under applicable law to pay any U.S. federal, state, local or non-U.S. income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. See, e.g., “—Administrative Matters-Information Returns and Audit Procedures”. That payment, if made, will be treated as a distribution of cash to the unitholder, general partner, or former unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we believe we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a particular unitholder for which a credit or refund may be claimed in which event the unitholder would be required to file a claim with the appropriate authority in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to the recipient to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated in the manner provided under Section 704(c) of the Code to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering, and (ii) any difference between the tax basis and fair market value of any property contributed to us by our general partner and its affiliates that exists at the time of such contribution, together, referred to in this discussion as “Contributed Property”. These allocations are required to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity”. The effect of these allocations to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax basis of Contributed Property was equal to its fair market value at the time of the offering. In the event we issue additional units or engage in certain other transactions in the future, “reverse Section 704(c) allocation,” similar to the allocations under Section 704(c) described above, will be made to all partners, including purchasers of common units, to account for the difference, at the time of the future transaction, between the “book” value and the fair market value of all property held by us at such time. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c), as described above, will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of its interest in us, which will be determined by taking into account all of the facts and circumstances, including:

•	its relative contributions to us;

•	the interests of all of the partners in profits and losses;

•	the interest of all of the partners in cash flow; and

•	the rights of all of the partners to distributions of capital upon liquidation.

Tax counsel is of the opinion that allocations under the partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction, except as to the issues described in “—Tax Consequences of Common Unit Ownership-Section 754 Election,” “—Uniformity of Common Units” and “—Disposition of Common Units—Allocations Between Transferors and Transferees” on which tax counsel is not opining.

Treatment of Short Sales. A unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of those common units. If so, such unitholder would no longer be treated as a partner for U.S. federal income tax purposes with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those common units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, tax counsel has not rendered an opinion regarding the tax treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners for tax purposes and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their common units. Please also read “—Disposition of Common Units-Recognition of Gain or Loss”.

Alternative Minimum Tax. Each unitholder will be required to take into account its distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. For 2017, the minimum tax rate for non-corporate taxpayers is 26% on the first $187,800 of alternative minimum taxable income (or, in the case of a married individual taxpayer filing a separate return, the first $93,900 of alternative minimum taxable income) in excess of the exemption amount and 28% on any additional alternative minimum taxable income, which thresholds change annually. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

Tax Rates. In general, as of the date of this prospectus, the highest effective U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. However, these rates are subject to change by new legislation at any time.

Medicare Contribution Tax. Section 1411 of the Code imposes an additional tax of 3.8% upon a unitholder’s allocable share of our income and gains, and upon gains from a unitholder’s disposition of common units. This additional tax is applicable to unitholders that are individuals, estates, or trusts. In the case of individual unitholders, the additional tax only applies if such unitholder’s modified adjusted gross income exceeds certain threshold amounts. The modified gross income thresholds are $250,000 in the case of an individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in any other case. In the case of an individual, the amount of the tax is limited to 3.8% of the lesser of the individual’s net investment income or the amount by which the individual’s modified adjusted gross income exceeds the applicable threshold. In general, a unitholder that is a trust or estate may be subject to this additional tax if such trust’s or estate’s adjusted gross income exceeds the amount at which the highest tax bracket applicable to estates and trusts begins. In the case of estates and trusts, the amount of the tax is limited to 3.8% of the lesser of undistributed net investment income or the amount by which adjusted gross income exceeds the amount at which the highest tax bracket applicable to estates and trusts begins. Unitholders are urged to consult with their tax advisors as to the impact of this Medicare contribution tax on an investment in our common units.

Section 754 Election. We have made, and in case of any termination of our partnership for U.S. federal income tax purposes, expect to make, the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “—Disposition of Common Units—Constructive Termination.” The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Code to reflect its purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) its share of our tax basis in our assets (“common basis”) and (2) its Section 743(b) adjustment to that basis.

Where the remedial allocation method is adopted (which we have adopted and will adopt as to property other than certain goodwill properties), the Treasury Regulations under Section 743 of the Code require a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Code whose “book” value is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under the partnership agreement, our general partner is authorized to take a position to preserve the uniformity of common units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Common Units”.

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the Treasury Regulations under Section 743 of the Code, and is employed by other publicly traded partnerships, but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Common Units”. A unitholder’s tax basis for its common units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in its common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “Disposition of Common Units—Recognition of Gain or Loss”. Tax counsel has not rendered an opinion as to whether our method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustments we take to preserve the uniformity of the units. If such challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in its common units is higher than the common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and its share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in its common units is lower than those common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a basis reduction or built-in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more or less net income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We generally use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for our taxable year or years ending with or within its taxable year. In addition, a unitholder who has a taxable year different from our taxable year and who disposes of all of its common units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that such unitholder will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”.

Initial Tax Basis, Depreciation and Amortization. We use the tax basis of our assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering of new units will be borne by our general partner, its affiliates, and our other unitholders immediately prior to such offering. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction”.

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.

The IRS may challenge the useful lives assigned to our assets or seek to characterize intangible assets as nonamortizable goodwill. If any such challenge or characterization is successful, the deductions allocated to a common unitholder in respect of our assets could be reduced, and its share of taxable income received from us could be increased accordingly. Any such increase could be material.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units-Recognition of Gain or Loss”.

The costs incurred in selling the common units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The U.S. federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of common units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the common units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by it plus its share of our liabilities attributable to the common units sold. Because the amount realized includes all or a portion of a unitholder’s share of our liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

A unitholder’s tax basis in the unitholder’s common units is adjusted by distributions, as well as by virtue of allocations of income, gains, losses, deductions and liabilities. Please read “—Tax Consequences of Common

Unit Ownership-Basis of Common Units”. Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit, in effect, will become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than its original cost. If any of our allocations are subsequently disputed by the IRS, unitholders who sold common units prior to the resolution of such dispute may be required to increase or decrease the amount of gain or loss reported on such sale. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees” and “—Tax Consequences of Common Unit Ownership—Section 754 Election”.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held more than twelve months is generally taxed at a maximum U.S. federal income tax rate of 20%, which rate is in effect as of the date of this prospectus but is subject to change by new legislation at any time. However, a portion of this gain or loss, which may be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. Depreciation and other potential recapture items are included in the term “unrealized receivables.” Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income each year, in the case of individuals, and may only be used to offset capital gains, in the case of corporations. Both ordinary income and capital gain recognized on a sale of our common units may be subject to the additional Medicare contribution tax in certain circumstances. Please read “—Tax Consequence of Common Unit Ownership-Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, such common unitholder may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of the ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position. As of the date of this prospectus, no such regulations have been issued.

Allocations Between Transferors and Transferees. In general, our taxable income or losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will generally be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although recently issued final Treasury Regulations allow publicly traded partnerships to use similar monthly simplifying conventions to allocate tax items among transferor and transferee unitholders, these regulations do not specifically authorize all aspects of the proration method we have adopted. Accordingly, our tax counsel is unable to opine on the validity of all aspects of our method of allocating income, gain, loss, and deductions among transferor and transferee unitholders. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss, and deduction among our unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to these Treasury Regulations.

A unitholder who owns common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any common units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale), unless a broker or nominee will satisfy such requirement. A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a sale of common units, in some cases, may lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have been terminated for U.S. federal income tax purposes if there are sales or exchanges that, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in its taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and could result in unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, certain tax legislation. The IRS has announced a publicly traded partnership technical termination relief procedure whereby, if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the fiscal year notwithstanding two partnership tax years.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the common units for a purchaser of the common units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election”.

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as non-amortizable, to the extent attributable to that property’s unamortized Book-Tax Disparity which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election”. To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. Tax counsel has not rendered an opinion on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. We do not believe these allocations will affect any material item of income, gain, loss or deduction. Please read “—Disposition of Common Units—Recognition of Gain or Loss”.

Tax-Exempt Organizations and Other Investors

Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations, and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income less certain allowable deductions allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such permitted sources. We anticipate that all of our net income will be treated as derived from such permitted sources.

Non-resident aliens and non-U.S. corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of the ownership of common units. As a consequence, they will be required to file U.S. federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate, from cash distributions made to non-U.S. unitholders. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or W-8BEN-E, or applicable substitute form, in order to obtain credit for these withholding taxes. We will also withhold tax on U.S. source income recognized by non-U.S. unitholders that is not effectively connected with our U.S. trade or business, unless non-U.S. unitholders qualify for certain treaty benefits or an exception provided in the Code. Certain exceptions may require non-U.S. unitholders to provide certain information to us and to the IRS. A change in applicable law may require us to change these procedures.

In addition, because a non-U.S. corporation that owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain, as adjusted for changes in the non-U.S. corporation’s “U.S. net equity” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non-U.S. unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a non-U.S. unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder (other than certain “qualified foreign pension funds” (or an entity all of the interests of which are held by such a qualified foreign pension fund), which generally are entities or arrangements that are established and regulated by non-U.S. law to provide retirement or other pension benefits to employees, do not have a single participant or beneficiary that is entitled to more than 5% of the assets or income of the entity or arrangement and are subject to certain preferential tax treatment under the laws of the applicable country) generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) the unitholder owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, we believe that more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, non-U.S. unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their common units.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of our income, gains, losses and deductions for our preceding taxable year. In preparing this information, which will not be reviewed by tax counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gains, losses and deductions. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations, administrative interpretations of the IRS, or applicable court decisions. Neither we nor tax counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the cash available for distributions and the value of the common units.

The IRS may audit our U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of its return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns as well as those related to our returns.

A unitholder must file a statement with the IRS identifying the treatment of any item on its U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. For taxable years beginning before December 31, 2017, the Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

Our general partner, as Tax Matters Partner, will make some elections on our behalf and on behalf of unitholders. The Tax Matters Partner can also extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all of the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us unless we are able to elect to have our general partner and unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are, or were, a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, we expect to elect to have our general partner and unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. With respect to audit adjustments as to an entity in which we are, or were, a member or partner, the Joint Committee of Taxation has stated that we would not be able to have our general partner and our unitholders take such audit adjustment into account. If we are unable to have our general partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our common units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties, and interest, cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable to our taxable years beginning on or prior to December 31, 2017.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code will no longer require that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of the unitholders. These rules are not applicable to us for taxable years beginning on or prior to December 31, 2017.

Additional Withholding Requirements. Under the Foreign Account Tax Compliance Act, the relevant withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”) or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to (i) a “foreign financial institution” (for which purposes includes non-U.S. broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a “non-financial foreign entity” (as specifically defined in the Code) that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements or otherwise qualifies for an exemption from this withholding. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules. These rules generally apply to payments of FDAP Income and generally will apply to payments of relevant Gross Proceeds that are made after December 31, 2018. Thus, to the extent we have FDAP Income, or have Gross Proceeds after that date, that is not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other non-U.S. entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above. Prospective unitholders should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)	a statement regarding whether the beneficial owner is:

(1)	a person that is not a United States person;

(2)	a government of a non-U.S. jurisdiction, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(3)	a tax-exempt entity;

(c)	the amount and description of common units held, acquired or transferred for the beneficial owner; and

(d)

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

Accuracy-Related Penalties The Code imposes an additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. The Code does not impose a penalty, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)	for which there is, or was, “substantial authority”; or

(2)	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income tax for which no “substantial authority” exists, we must adequately disclose the pertinent facts on its return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Section 482 of the Code is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not adequately disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction”, a “transaction of interest” or a transaction that produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year or $4 million in any combination of six successive taxable years (beginning with the taxable year in which the transaction are entered into). Our participation in a reportable transaction could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on U.S. federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, you likely will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us. We currently do business or own property in several states, most of which impose a personal income tax on individuals. Most of these states also impose an income tax on corporations and other entities. We may also do business or own property in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions if your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Common Unit Ownership-Entity—Level Collections”. Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. Accordingly, each prospective unitholder is urged to consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all state and local, as well as U.S. federal tax returns, that may be required of such unitholder. Tax counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

INVESTMENT IN DCP MIDSTREAM, LP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are usually subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and may also be subject to similar or additional restrictions imposed by the Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, so-called “Keogh” plans, simplified employee pension plans, tax deferred annuities or IRAs, and trusts that fund medical and other benefits for employees. Among other things, consideration should be given to:

•

whether the investment is consistent with the requirements of Section 404 of ERISA, which include that plan investments must (i) be solely in the interest of participants and beneficiaries, (ii) be prudent, (iii) consider diversification of the plan’s assets, and (iv) must be consistent with the plan’s governing documents;

•

whether the investment is consistent with the requirements of the Code, or will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors”.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans and IRAs from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” (under ERISA) or “disqualified persons” (under the Code) with respect to the plan. These transactions are called “prohibited transactions,” and could result in fiduciary liability and other monetary penalties.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA. For this purpose, the Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a)

the equity interests acquired by employee benefit plans are publicly offered securities-i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under the federal securities laws;

(b)

the entity is an “operating company,”-i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(c)

there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA), any plan to which Section 4975 of the Code applies, and any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

We may sell the common units being offered hereby directly to one or more purchasers, through agents, through underwriters, or through dealers.

By Agents

Agents designated by us may directly solicit, from time to time, offers to purchase the common units. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of the common units and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in a prospectus supplement, these agents may act on a best efforts basis for the period of their appointment.

By Underwriters or Dealers

If we use any underwriters in the sale of the common units in respect of which this prospectus is delivered, the underwriters will acquire such common units for their own account. We will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of the underwriters and the terms of the transaction in a prospectus supplement, which will be used by the underwriters to make resales of the common units in respect of which this prospectus is delivered to the public.

If we use a dealer in the sale of the common units in respect of which this prospectus is delivered, we will sell those common units to the dealer, as principal. The dealer may then resell those common units to the public at varying prices to be determined by the dealer at the time of resale.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell common units through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell common units on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any common units sold will be sold at prices related to the then prevailing market prices for such securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of common units. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement and any related free writing prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of common units. We will describe any such activities in the prospectus supplement or any related free writing prospectus relating to the transaction.

Direct Sales

We may also sell common units directly to one or more purchasers. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered common units directly.

General Information

We will set the price or prices of our common units at:

•	market prices prevailing at the time of sale;

•	prices related to market price; or

•	a negotiated price.

We may have agreements with agents, underwriters or dealers to indemnify them against certain specified liabilities, including liabilities under the Securities Act. Agents, underwriters or dealers, or their affiliates, may be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a particular plan of distribution. The place and time of delivery for the common units in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of common units under the registration statement, of which this prospectus forms a part, and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the common units at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the common units for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the common units, the underwriters, brokers or dealers may place bids for the common units or effect purchases of the common units in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the common units in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed common units in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the common units, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

LEGAL MATTERS

Holland & Hart LLP will pass upon the validity of the common units offered under this registration statement. If certain legal matters in connection with an offering of the common units made by this prospectus and any related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of DCP Midstream, LP and subsidiaries, incorporated in this Prospectus by reference from the Current Report on Form 8-K of DCP Midstream, LP filed on May 25, 2017, and the effectiveness of DCP Midstream, LP’s internal control over financial reporting, incorporated in this Prospectus by reference from the Annual Report on Form 10-K of DCP Midstream, LP, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the retrospective adjustment for the acquisition of 100% of the ownership interest in the DCP Midstream Business from DCP Midstream, LLC on January 1, 2017, which has been accounted for in a manner similar to a pooling of interests). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of DCP Sand Hills Pipeline, LLC and subsidiary as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, incorporated in this Prospectus by reference from the Annual Report on Form 10-K of DCP Midstream, LP for the year ended December 31, 2016, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the DCP Midstream Business as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, incorporated in this Prospectus by reference from the Current Report on Form 8-K of DCP Midstream, LP filed on March 16, 2017, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unmodified opinion and includes an other-matter paragraph referring to the preparation of the combined financial statements of the DCP Midstream Business from the separate records maintained by DCP Midstream, LLC). Such combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Discovery Producer Services LLC as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, incorporated in this prospectus by reference to DCP Midstream, LP’s Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

DCP Midstream, LP

Common Units

Representing Limited Partner Interests

Having an Aggregate Offering Price of Up to

$750,000,000

PROSPECTUS SUPPLEMENT

Citigroup

BofA Merrill Lynch

Barclays

BB&T Capital Markets

BTIG

Jefferies

J.P. Morgan

Mizuho Securities USA

MUFG

RBC Capital Markets

SMBC

SunTrust Robinson Humphrey

TD Securities

Wells Fargo Securities

August 20, 2018